Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

ACQUIRES THREE COMMUNITIES FOR $83.6 MILLION

AND CLOSES ON LOAN REFINANCE

DALLAS – (BUSINESS WIRE) – July 1, 2014 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that the Company has purchased three senior living communities located in Ohio from joint ventures in which it held a 10 percent interest (the “Ohio JV Communities”) for a purchase price of $83.6 million. The Company previously managed the Ohio JV communities under long-term management agreements.

The Ohio JV Communities are comprised of 433 units, consisting of 227 independent living units and 206 assisted living units. Two communities are financed with $40.1 million of 10-year fixed rate debt that is non-recourse to the Company with a blended interest rate of 4.41%. One community is financed with a $21.6 million two-year bridge loan with a variable interest rate of approximately 2.90%.

Additionally, the Company announced it has closed a refinance of debt on 15 owned communities, raising approximately $156.5 million of new mortgage debt consisting of $135.5 million in long-term fixed rate debt and approximately $21 million in bridge loans. The $135.5 million long-term debt has a 4.24% fixed interest rate, which represents a 172 basis point reduction in rate, and matures in July 2024. These new mortgages replaced $92 million of fixed rate debt with a blended interest rate of 5.96% that were set to mature in July 2015. The $21 million in bridge loans replaced approximately $20 million of fixed-rate debt that was also maturing in July 2015. The bridge loans are related to one property being repositioned to allow more flexibility during the repositioning and certain non-core owned assets planned for sale in the third quarter of 2014. The bridge loans have a one or two-year maturity with a variable interest rate of approximately 4.65%. With this refinancing, the Company’s overall debt on this portfolio increases approximately $44.6 million; however, the Company’s interest expense remains approximately the same due to the lower rate and the Company’s total debt service payment decreases approximately $1.0 million due to re-setting the principal amortization to 30 years from 25 years.

After customary transaction and closing costs, the Company received $36.5 million of incremental cash proceeds from these new loans. With this refinance and the acquisition of the Ohio JV communities, the Company finances its 63 owned communities with total mortgage debt of approximately $590 million with interest rates averaging 4.72%, versus an average rate of 5.25% in the first quarter of 2014.

Highlights of these transactions include:

Ohio JV Communities

(incremental changes, net of the Company’s management fees of approximately $0.9 million and CSU’s portion of JV net income of approximately $0.2 million)

•	Increases annual revenue by $16.9 million

•	Adds $6.8 million of EBITDAR

•	Increases CFFO by $3.1 million, or $0.11 per share

•	Improves earnings by $1.2 million, or $0.04 per share

Mortgage Debt Refinance

•	$135.5 million of long-term mortgage debt at 4.24% and $21 million in bridge loans at variable rates of approximately 4.65%

•	172 basis point reduction in the fixed-debt interest rate

•	Cash proceeds to the Company of $36.5 million

•	Extends maturity to 2024 on 12 of the 15 communities

•	Reduces annual debt service on the 15 properties refinanced by approximately $1.0 million

“We are extremely pleased to add the Ohio JV Communities to our consolidated operations. This transaction will provide immediate benefits to our shareholders and further the Company’s strategy to increase ownership of high-quality senior living communities in geographically concentrated regions. While we have been earning management fees on these communities, we will now be able to consolidate the results of operations and generate meaningful increases in revenue, earnings, CFFO and real estate value. We are also very pleased with the results of our recent loan refinancing. This loan refinance reflects the appreciation in value of these owned communities and allows the Company to continue to benefit from historically low interest rates and fix this debt at attractive rates while extending the maturity to 2024. Proceeds from this refinancing adds to the Company’s liquidity to fund our robust acquisition pipeline, capital expenditures and cash reserves.”

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 113 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 14,700 residents.

Contact Carey Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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